UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 23, 2006

Accredited Home Lenders Holding Co.

(Exact name of Registrant as specified in its charter)

Delaware	001-32275	04-3669482
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15090 Avenue of Science, San Diego, CA 92128

(Address of principal executive offices) (Zip Code)

(858) 676-2100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on May 24, 2006, Accredited Home Lenders Holding Co. (“Accredited”), AHL Acquisition LLC, a wholly owned subsidiary of Accredited, and Aames Investment Corporation (“Aames”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Aames will merge with and into AHL Acquisition LLC (the “Merger”).

On June 23, 2006, Accredited, Accredited Home Lenders, Inc., a wholly owned subsidiary of Accredited (“Accredited Home”), Aames and Aames Funding, Inc., a wholly owned subsidiary of Aames (“Aames Funding”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) for the purchase by Accredited Home of the assets of Aames Funding’s wholesale operations. This transaction is intended to reduce employee attrition and maximize the potential synergies from the combination of the wholesale businesses that would otherwise occur in connection with the Merger at the present time rather than wait for the completion of the Merger. The purchase of the Aames wholesale business does not otherwise affect the Merger Agreement, or any of the terms, under which Accredited will acquire Aames.

Under the terms of the Purchase Agreement, Accredited Home will purchase substantially all of the assets of the Aames wholesale business for a combination of approximately $4.0 million in cash and assumption of liabilities of the wholesale business. Additionally, Accredited plans to offer employment to substantially all of Aames’ current wholesale sales personnel and certain of its processing personnel in the wholesale business.

On June 26, 2006, Aames and Accredited issued a press release regarding the Purchase Agreement. The press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

    99.1 – June 26, 2006 Press Release regarding Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accredited Home Lenders Holding Co.

Date: June 26, 2006	By:	/s/ Stuart D. Marvin
Stuart D. Marvin
Executive Vice President and Secretary